Exhibit 10.4

MORTGAGE, ASSIGNMENT OF RENTS AND SECURITY AGREEMENT

THIS MORTGAGE, ASSIGNMENT OF RENTS AND SECURITY AGREEMENT (the “Mortgage”), made on June 10, 2011, from DIAMEDIX CORPORATION, a Florida corporation (the “Mortgagor”), whose address is 2140 North Miami Avenue, Miami, Florida 33127, in favor of CITY NATIONAL BANK OF FLORIDA (the “Mortgagee”), whose address is 25 W. Flagler Street, Miami, Florida 33130.

ARTICLE I

DEFINITIONS, HEADINGS, RULES OF
CONSTRUCTION AND SECURITY AGREEMENT

1.1     Definitions.  As used in this Mortgage and in the exhibits attached hereto, the following terms shall have the following meanings herein specified, such definition to be applicable equally to the singular and plural forms of such terms:

(a)  Business Day: Means any day except a Saturday, a Sunday and any day which is in Miami, Florida, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

(b)  Default Rate:  The Default Rate as defined in the Note.

(c)  Environmental Agreement:  That certain Environmental Compliance and Indemnity Agreement dated as of even date herewith from Mortgagor and Guarantor in favor of Mortgagee.

(d)  Environmental Law:  Any federal, state or local law, enactment, statute, code, ordinance, order, rule, regulation, judgment, decree, writ, injunction, franchise, permit, certificate, license, authorization or other direction or requirement of any federal, state, county, municipal or other government department, entity, authority, commission, board, bureau, court, agency or any instrumentality thereof, as same may be amended from time to time, whether now in existence or established or hereafter enacted, promulgated, adopted, entered or issued, both within and outside the present contemplation of the parties hereto, relating to pollution or protection of the environment, including but not limited to, (i) CERCLA, 42 U.S.C. §§ 9601-9657, (ii) the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), Public Law 99-499, 100 Stat. 1613, (iii) the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901-6987, (iv) the Florida Resource Recovery and Management Act, Fla. Stat. §§ 403.702-403.7893, (v) the Pollutant Spill Prevention and Control Act, Fla. Stat. §§ 376.011-376.21, (vi) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (vii) the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; (viii) the Clean Air Act, 42 U.S.C. § 7401 et seq.; (ix) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (x) the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; (xi) the Water Quality Assurance Act of 1983; (xii) the Florida Air and Water Pollution Control Act; (xiii) the Florida Safe Drinking Water Act; (xiv) any common law of nuisance or trespass; (xv) any law, rule or regulation relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or chemicals, or industrial, toxic or other Hazardous Substances or waste into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface strata); (xvi) any law otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemicals or industrial, toxic or other Hazardous Substances or wastes; and (xvii) any other designations as toxins, pollutants or contaminants by any other federal, state, county, municipal or other governmental department, entity, authority, commission, board, bureau, court agency or any instrumentality of any of them (including, without limitation, the United States Environmental Protection Agency).

FLORIDA DOCUMENTARY STAMP TAXES IN THE AMOUNT OF $3,412.50 AND INTANGIBLE TAXES IN THE AMOUNT OF $1,950.00 ARE BEING PAID UPON THE RECORDATION OF THIS INSTRUMENT.

(e)  Events of Default:  Those events described in Article VII hereof.

(f)  Fixtures:  All property and equipment now owned or hereafter acquired by Mortgagor and now or hereafter located under, on, or above the Land, whether or not permanently affixed, which, to the fullest extent permitted by applicable law in effect from time to time, shall be deemed fixtures and a part of the Land.

(g)  Future Advances:  Any loan of money from Mortgagee to Mortgagor made within twenty (20) years from the date hereof.  The total amount of such loan or loans may decrease or increase from time to time, but the total unpaid aggregate balance secured by this Mortgage at any one time shall not exceed $1,950,000.00 plus interest thereon, and any disbursements made for the payment of the Impositions (whether taxes, levies or otherwise), insurance, or other liens on the Mortgaged Property, with interest on such disbursements.  The Mortgagee has no obligation, whatsoever, to make a Future Advance.

(h)  Governmental Authority:  Any (domestic or foreign) federal, state, county, municipal or other governmental department, entity, authority, commission, board, bureau, court, agency or any instrumentality of any of them.

(i)  Governmental Requirement:  Any law, enactment, statute, code, ordinance, order, rule, regulation, judgment, decree, writ, injunction, franchise, permit, certificate, license, authorization, or other direction or requirement of any Governmental Authority now existing or hereafter enacted, adopted, promulgated, entered, or issued applicable to the Mortgagee, the Mortgagor, the Land, the Improvements, or any of the Mortgaged Property, including, without limitation, any Environmental Law.

(j)  Guarantor:  Individually and/or collectively, IVAX DIAGNOSTICS, INC., a Delaware corporation (hereinafter sometimes referred to as “IVAX Diagnostics”), IMMUNOVISION, INC., a Florida corporation and DELTA BIOLOGICALS S.r.l., a company organized under the laws of Italy, and their successors and assigns.

(k)  Guaranty:  Individually and/or collectively, those certain Guaranty of Payment and Performance agreements dated as of even date herewith from each Guarantor in favor of Mortgagee, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

(l)  Hazardous Substances:  Any hazardous, toxic or dangerous waste, substance or material including, but not limited to, any elements or compounds which are now or hereafter (i) identified in Section 101(14) of the CERCLA, 42 U.S.C.  Section 9601(14), and as set forth in 40 C.F.R. Section 302, as the same may be amended from time to time, (ii) determined to be toxic, a pollutant or contaminant, under any Environmental Law, (iii) contained in the list of hazardous substances adopted by the United States Environmental Protection Agency, (iv) defined as  “petroleum” and “petroleum products” as defined in Fla. Stat. Section 376.301, as same may be amended from time to time, and (v) asbestos, radon, polychlorinated biphenyls and such other elements, compounds, materials, substances or waste which are otherwise dangerous, hazardous, harmful or deleterious to human or animal health or safety, or the environment.

(m)  Impositions:  All (i) real estate and personal property taxes and other taxes and assessments, public or private; utility rates and charges including those for water and sewer; all other governmental and non-governmental charges and any interest or costs or penalties with respect to any of the foregoing; and charges for any public improvement, easement or agreement maintained for the benefit of or involving the Mortgaged Property, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever that at any time prior to or after the execution of this Mortgage may be assessed, levied or imposed upon the Mortgaged Property or the Rent or income received therefrom, or any use or occupancy thereof, (ii) other taxes, assessments, fees and governmental and non-governmental charges levied, imposed or assessed upon or against Mortgagor or any of its properties and (iii) taxes levied or assessed upon this Mortgage, the Note, and the other Obligations, or any of them.

(n)  Improvements:  All buildings, structures, appurtenances and improvements, including all additions thereto and replacements and extensions thereof, now constructed or hereafter to be constructed under, on or above the Land, which term includes any part thereof.

(o)  Land:  The real property described in Exhibit “A” attached hereto and made a part hereof, together with all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages, projections, appurtenances, water rights including riparian and littoral rights, streets, ways, alleys, and strips and gores of land now or hereafter in anyway belonging, adjoining, crossing or pertaining to the Land.

(p)  Leases:  Any and all leases, subleases, licenses, concessions, or grants of other possessory interests, together with the security therefor, now or hereafter in force, oral or written, covering or affecting the Mortgaged Property or any part thereof.

(q)           Loan:  That certain revolving line of credit in the amount of NINE HUNDRED SEVENTY-FIVE THOUSAND AND 00/100 DOLLARS ($975,000.00), as evidenced by the Note and secured by this Mortgage and the Security Agreement.

(r)  Loan Agreement: That certain Loan Agreement dated as of even date herewith, by and among the Mortgagor and Mortgagee, as the same may be amended, restated, modified or replaced from time to time.

(s)  Loan Documents:  Any document or instrument executed, submitted, or to be submitted by Mortgagor or others in connection with the Loan, including but not limited to: (i) the Note, (ii) this Mortgage, (iii) the Security Agreement, (iv) the financing statements, (v) the Guaranty, (vi) the Loan Agreement, and (vii) any other document or instrument executed by Mortgagor in connection with the Loan.

(t)  Material Adverse Effect: Means any event, circumstance, development, state of facts, occurrence, change or effect that has a material adverse effect on the (i) business, assets, financial condition or results of operations of the Mortgagor and its subsidiaries taken as a whole, (ii) ability of Mortgagor or to perform its obligations under the Loan Documents, or (iii) rights and/or remedies of Mortgagee under any of the Loan Documents; provided, that none of the following shall in and of itself constitute, and no event, circumstance, development, state of facts, occurrence, change or effect resulting from any of the following shall constitute, a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred: any failure in and of itself (as distinguished from any change or event giving rise or contributing to such failure) by Mortgagor and its subsidiaries taken as a whole to meet any internal projections or forecasts; provided, further, that whether or not any event, circumstance, development, state of facts, occurrence, change or effect has a Material Adverse Effect shall take into account any insurance, indemnities, rights of contribution and/or similar rights and claims available to Mortgagor and its subsidiaries.

(u)  Mortgaged Property:  The Land, the Improvements, the Fixtures, the Leases, the Subleases, the Rents and the Personal Property together with:

(i)  all judgments, awards of damages and settlements hereafter made resulting from condemnation proceedings or the taking of the Mortgaged Property or any part thereof under the power of eminent domain, or by agreement in lieu thereof, or for any damage thereto caused by any governmental action (whether by such taking or otherwise), such as without limitation, any award for change of grade of streets;

(ii)  all judgments, awards and settlements hereafter made, and all insurance proceeds hereafter paid for any damage to the Mortgaged Property, and all unearned insurance premiums on any insurance policies maintained by the Mortgagor pursuant to this Mortgage;

(iii)  all awards and refunds hereafter made with respect to any Imposition; and

(iv)  the estate, right, title, interest, privilege, claim or demand whatsoever of Mortgagor, now or hereafter, either at law or in equity, in and to the Mortgaged Property.

The term Mortgaged Property includes any part of the foregoing property described as Mortgaged Property, and all proceeds, products, replacements, improvements, betterments, extensions, additions, substitutions, renewals, accessories, and appurtenances thereto and thereof.

(v)  Mortgagee: CITY NATIONAL BANK OF FLORIDA, its successors and/or assigns.

(w)  Mortgagor: DIAMEDIX CORPORATION, a Florida corporation.

(x)  Note:  (i) that certain Revolving Promissory Note dated as of even date herewith from Mortgagor in favor of Mortgagee in the principal amount of NINE HUNDRED SEVENTY-FIVE THOUSAND AND 00/100 DOLLARS ($975,000.00), and (ii) any other note given to Mortgagee evidencing a Future Advance, as any of said notes may from time to time hereafter be modified, amended, extended or renewed.

(y)  Obligations:

(i)  Any and all of the indebtedness, liabilities, covenants, promises, agreements, terms, conditions, and other obligations of every nature whatsoever, whether joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, of Mortgagor and Guarantor, or any of them, to Mortgagee, evidenced by, secured by, under and as set forth in the Note, this Mortgage, the Security Agreement, the Guaranty or the other Loan Documents;

(ii)  Any and all other indebtedness, liabilities and obligations of every nature whatsoever (whether or not otherwise secured or to be secured) of Mortgagor (whether as maker, endorser, surety, guarantor or otherwise) to Mortgagee or any of Mortgagee's affiliates, whether now existing or hereafter created or arising or now owned or howsoever hereafter acquired by Mortgagee or any of the Mortgagee's affiliates, whether such indebtedness, liabilities and obligations are or will be joint or several, direct or indirect, absolute or contingent, liquidated or unliquidated, matured or unmatured, including, but not limited to, any letter of credit issued by Mortgagee for the account of Mortgagor; together with all expenses, attorneys' fees, paralegals' fees and legal assistants' fees incurred by Mortgagee in the preparation, execution, perfection or enforcement of any document relating to any of the foregoing; and

(iii)  Any and all Future Advances.

(z)  Permitted Title Exceptions:  Those matters, if any, described in Schedule B to the title insurance policy insuring Mortgagee’s interest in this Mortgage.

(aa)  Person:  Any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government, or agency or political subdivision thereof, or any other form of entity.

(bb)  Personal Property:  All of the following property of Mortgagor whether now owned or existing, or hereafter acquired or arising, whether located in, on, pertaining to, used or intended to be used in connection with or resulting or created from the ownership, development, management, or operation of the Land:

(1)  all Improvements (to the extent same are not deemed to be real property) and landscaping;

(2)  all Fixtures (to the extent same are not deemed to be real property) and goods to become Fixtures;

(3)  all accounts, accounts receivable, other receivables, contract rights, chattel paper, instruments and documents; any other obligations or indebtedness owed to Mortgagor from whatever source arising; all rights of Mortgagor to receive any performance or any payments in money or kind; all guaranties of the foregoing and security thereof; all of the right, title and interest of Mortgagor in and with respect to the goods, services, or other property that gave rise to or that secure any of the foregoing, and all rights of Mortgagor as an unpaid seller of goods and services, including, but not limited to, the rights to stoppage in transit, replevin, reclamation, and resale;

(4)  all goods, including without limitation, all machinery, equipment, furniture, furnishings, building supplies and materials, appliances, business machines, tools, aircraft and motor vehicles of every kind and description, and all warranties and guaranties for any of the foregoing;

(5)  all inventory, merchandise, raw materials, parts, supplies, work-in-process and finished products intended for sale, of every kind and description, in the custody or possession, actual or constructive, of Mortgagor including such inventory as is temporarily out of the custody or possession of Mortgagor, any returns upon any accounts and other proceeds resulting from the sale or disposition of any of the foregoing, including, without limitation, raw materials, work-in-process, and finished goods;

(6)  all general intangibles, including, without limitation, corporate or other business records and books, computer records whether on tape disc or otherwise stored, blueprints, surveys, architectural or engineering drawings, plans and specifications, trademarks, tradenames, goodwill, telephone numbers, licenses, governmental approvals, franchises, permits, payment and performance bonds, tax refund claims, and agreements with utility companies, together with any deposits, prepaid fees and charges paid thereon;

(7)  all Leases and Rents (to the extent same are not deemed to be real property);

(8)  all Subleases and Rents (to the extent same are not deemed to be real property);

(9)  all judgments, awards of damages and settlements from any condemnation or eminent domain proceedings regarding the Land, the Improvements or any of the Mortgaged Property;

(10)  all insurance policies required by this Mortgage, the unearned premiums therefor and all loss proceeds thereof;

(11)  all other personal property, including without limitation, management contracts, construction contracts, architectural contracts, service contracts, advertising contracts, contracts for purchase and sale of any of the Mortgaged Property, purchase orders, equipment leases, monies in escrow accounts, reservation agreements, prepaid expenses, deposits and down payments with respect to the sale or rental of any of the Mortgaged Property, options and agreements with respect to additional real property for use or development of the Mortgaged Property, end-loan commitments, surveys, abstracts of title, all brochures, advertising materials, condominium documents and prospectuses; and

(12)  all proceeds, products, replacements, additions, betterments, extensions, improvements, substitutions, renewals and accessions of any and all of the foregoing.

(cc)  Rents:  All of the rents, royalties, issues, revenues, income, profits, security deposits and other benefits whether past due, or now or hereafter arising from the Mortgaged Property and the occupancy, use and enjoyment thereof.

(dd)  Security Agreement:  That certain Security Agreement dated as of even date herewith from Mortgagor in favor of Mortgagee, which is a valid first priority lien on all fixtures, equipment and personal property owned by Mortgagor, and any replacements or additions thereto, and all modifications and amendments thereto.

(ee)  Subleases:  Any and all leases, subleases, licenses, concessions, or grants of other possessory interests, together with the security therefor, now or hereafter in force, oral or written, covering or affecting the Mortgaged Property or any part thereof.

1.2     Rules of Construction.  The use of any gender shall include all other genders.  The singular shall include the plural and the plural shall include the singular.  The word “or” is not exclusive and the use of the word “and” may be conjunctive or disjunctive in the sole and absolute discretion of Mortgagee.  The captions of Articles, Sections and Subsections of this Mortgage are for convenient reference only, and shall not affect the construction or interpretation of any of the terms and provisions set forth herein.

1.3     Security Agreement.  This Mortgage constitutes a “Security Agreement” within the meaning of and shall create a security interest under the Uniform Commercial Code-Secured Transactions as adopted by the State of Florida, with respect to the Fixtures, Leases, Subleases, Rents and Personal Property.  The debtor’s principal place of business and the secured party’s address is set forth in the introduction to this Mortgage.

ARTICLE II

GRANT

2.1     Grant.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to secure the payment, observance, performance and discharge of the Obligations, Mortgagor does by these presents, give, transfer, grant, bargain, sell, alien, remise, release, assign, mortgage, hypothecate, deposit, pledge, set over, confirm, convey and warrant unto Mortgagee all estate, right, title and interest of Mortgagor in and to the Mortgaged Property, whether now owned or held or hereafter acquired by Mortgagor, subject, however, to the Permitted Title Exceptions, to have and to hold the Mortgaged Property unto Mortgagee, its successors and assigns forever.

2.2     Condition of Grant.  Subject to the provisions of this Mortgage, the condition of these presents is such that if Mortgagor shall pay, observe, perform and discharge the Obligations, or cause same to be paid, observed, performed and discharged in strict accordance with the terms thereof, then this Mortgage and the estates, interests, rights and assignments granted hereby shall be null and void, but otherwise shall remain in full force and effect.

2.3     Subrogation.  The Mortgagee is hereby subrogated to the claims and liens of all parties whose claims or liens are fully or partially discharged or paid with the proceeds of the indebtedness secured by this Mortgage notwithstanding that such claims or liens may have been cancelled and satisfied of record.

ARTICLE III

ASSIGNMENT OF LEASES, SUBLEASES AND RENTS

3.1     Assignment.  The Mortgagor does hereby absolutely and unconditionally assign and transfer to Mortgagee all of Mortgagor’s estate, right, title and interest in and to the Leases, Subleases and Rents, to have and to hold the Leases, Subleases and Rents unto Mortgagee, its successors and assigns forever. From time to time, upon written request of Mortgagee, Mortgagor shall give further evidence of this assignment to Mortgagee by executing and delivering to Mortgagee specific assignments of the Leases, Subleases and Rents, in form and content approved by Mortgagee.  All such specific assignments shall be of the same dignity and priority as this Mortgage.  From time to time, upon written request of Mortgagee, Mortgagor shall also execute and deliver to Mortgagee any notification to tenants or other document reasonably required by Mortgagee.

3.2     Payment of Rents to Mortgagor, as Trustee, Until Default.  So long as no Event of Default has occurred and is continuing, Mortgagor may, as trustee for the use and benefit of Mortgagee, collect, receive and accept the Rents as they become due and payable (but in no event for more than two (2) months in advance); provided, however, that if the Rents exceed the payments due under the Note, the Mortgagor may use such excess, first, for the operation and benefit of the Mortgaged Property and, second, for the general benefit of the Mortgagor.  Upon the occurrence and continuance of an Event of Default Mortgagee may, at its option, remove the Mortgagor as trustee for the collection of the Rents and appoint any other person including, but not limited to, itself as a substitute trustee to collect, receive, accept and use all such Rents in payment of the Obligations, in such order as Mortgagee shall elect in its sole and absolute discretion, whether or not Mortgagee takes possession of the Mortgaged Property.  Mortgagor hereby directs each of the respective tenants under the Leases and Subleases, and any rental agent, to pay to Mortgagee all such Rents, as may now be due or shall hereafter become due, upon written demand for payment thereof by Mortgagee without any obligation on the part of any such tenant or rental agent to determine whether or not an Event of Default has in fact occurred.  Upon continuance of an Event of Default, the permission hereby given to Mortgagor to collect, receive and accept such Rents as trustee shall terminate and such permission shall not be reinstated upon a cure of the Event of Default without Mortgagee’s specific written consent.  Exercise of Mortgagee’s rights under this Section, and the application of any such Rents to the Obligations, shall not cure or waive any default or notice of default hereunder or invalidate any act done pursuant hereto, but shall be cumulative and in addition to all other rights and remedies of Mortgagee.

3.3     Performance Under Leases and Subleases.  Mortgagor covenants that it shall, at its sole cost and expense, (a) duly and punctually perform and discharge, or cause to be performed and discharged, all of the material obligations and undertakings of Mortgagor or its agents under the Leases and Subleases, (b) use commercially reasonable efforts to enforce or secure, or cause to be enforced or secured, the performance of each and every obligation and undertaking of the respective tenants under the Leases and Subleases, (c) promptly notify Mortgagee if Mortgagor receives any written notice from a tenant claiming that Mortgagor is in default under a Lease or Sublease and (d) appear in and defend any action or proceeding arising under or in any manner connected with the Leases or the Subleases.

3.4     Leases in Good Standing.  All Leases and Subleases are in full force and effect, and  there are no defaults thereunder or any defenses or offsets thereto on the part of any subtenant.

3.5     Provisions of Subleases and Approval of Subtenants.  All Subleases shall be inferior and subordinate to the lien of this Mortgage and the terms of each Sublease shall so expressly provide.  Mortgagor covenants that all Subleases hereafter entered into by Mortgagor shall be in form and substance satisfactory to Mortgagee.  Further, the Mortgagee specifically reserves the right to approve all proposed subtenants, and any assignee or sublessee of any existing subtenant.

3.6     Termination or Modification.  If an Event of Default exists and is continuing, Mortgagor covenants that it shall not, without the prior express written consent of Mortgagee, enter into a Sublease, or modify, terminate, extend, amend, or consent to the cancellation or surrender of any Sublease, or permit any subtenant under any Sublease to assign or sublet its rights thereunder.

3.7     Delivery of Executed Subleases and Monthly Status Reports.  Mortgagor covenants that it shall furnish Mortgagee, with executed copies of all Subleases within ten (10) days after the execution thereof, and a monthly status report on all leasing activities, together with such other related information as may be reasonably required by Mortgagee.

3.8     No Obligation of Mortgagee.  This Assignment shall not be deemed or construed to constitute Mortgagee as a mortgagee in possession of the Mortgaged Property nor shall it obligate Mortgagee to take any action or to incur expenses or perform or discharge any obligation, duty or liability of Mortgagor under any Sublease.

3.9     No Obligation of Mortgagee.  This Assignment shall not be deemed or construed to constitute Mortgagee as a mortgagee in possession of the Mortgaged Property nor shall it obligate Mortgagee to take any action or to incur expenses or perform or discharge any obligation, duty or liability of Mortgagor under any Lease or Sublease.

3.10   Cumulative Remedies.  Each and every right, remedy and power granted to Mortgagee by this Article shall be cumulative and in addition to every other right, remedy and power given by the Loan Documents and now or hereafter existing in equity, at law, or by virtue of statute or otherwise.  The failure of Mortgagee to avail itself of any of its rights, remedies and powers shall not be construed or deemed to be a waiver thereof.

3.11   Notification of Mortgagee’s Rights.  Mortgagee shall have the right, but not the obligation, at any time and from time to time, to notify any tenant under any Lease or Sublease of the rights of Mortgagee as provided in this Article and Mortgagor, upon demand from Mortgagee, shall confirm to such tenant the existence of such rights.

3.12   Other Assignments.  Mortgagor shall not further assign or transfer the Leases, Subleases or Rents except in favor of Mortgagee as provided in this Article, and shall not create or permit to be created or to remain, any mortgage, pledge, lien, encumbrance, claim, or charge on the Leases, Subleases or Rents.  Any transaction prohibited under this Section shall be null and void.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1     Representations and Warranties.  Mortgagor hereby represents and warrants to Mortgagee that:

(a)  Organization, Corporate Power, Partnership Power, Etc.  Mortgagor is a corporation, and (A) is duly organized, validly existing and in good standing under the laws of the State of Florida, (B) has the power and authority to own its properties and to carry on its business as now being conducted, and all of its issued and outstanding shares of stock are fully paid and nonassessable, there are no outstanding rights or options to acquire any additional shares of stock, and its shares of stock have not been pledged or encumbered in any manner whatsoever, (C) is qualified to do business in the State of Florida, (D) is in compliance with all Governmental Requirements, and (E) has not amended or modified its bylaws except as previously disclosed in writing to Mortgagee prior to the execution hereof.

(b)  Validity of Loan Documents.  (i) the execution, delivery and performance by Mortgagor of the Loan Documents, and the borrowing evidenced by the Note (A) are within the powers and purposes of Mortgagor, (B) have been duly authorized by all requisite action of Mortgagor, (C) do not require the approval of any Governmental Authority, and (D) will not violate any Governmental Requirement, the articles of organization or the operating agreement of Mortgagor, or any indenture, agreement or other instrument to which Mortgagor is a party or by which it or any of its property is bound, or be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of its property or assets, except (x) as contemplated by the provisions of the Loan Documents or (y) where such violations, conflicts, breaches, default or creation or imposition of lien, charge or encumbrance (in the aggregate) would not reasonably be expected to result in a Material Adverse Effect; and (ii) the Loan Documents constitute the legal, valid and binding obligations of Mortgagor and any other party named therein (other than Mortgagor and any Guarantor), in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principals.

(c)  Financial Statements.  All balance sheets, statements of profit and loss and other financial data (taken as a whole) that have been given to Mortgagee with respect to the Mortgagor and other parties from which financial statements will be submitted to Mortgagee (the “Other Parties”), (i) are complete and correct in all material respects and (ii) accurately present the financial condition of said parties as of the dates in all material respects, and the results of its or their operations in all material respects, for the periods for which the same have been furnished. It is understood and agreed that such factual information shall not include any projections. The audited consolidated balance sheet and the related statements of income and cash flows (including the notes thereto) for IVAX Diagnostics dated as of and for the year ended December 31, 2010 prepared in accordance with United States GAAP and Mortgagor’s annual unaudited consolidated financial statements for the year ended December 31, 2010 delivered to Mortgagee prior to the date hereof are complete and correct and fairly present the financial condition of IVAX Diagnostics and Mortgagor (on a consolidated basis) in all material respects, as the case may be, as of December 31, 2010, and the results of its operations for the period ended on such date in all material respects, and, as of December 31, 2010, neither IVAX Diagnostics nor Mortgagor had any material contingent liability not disclosed therein.  Since December 31, 2010, no event or circumstance has occurred that has had a Material Adverse Effect.

(d)  Other Agreements.  Mortgagor is not a party to any agreement or instrument materially and adversely affecting any of the Mortgaged Property, Mortgagor, or Mortgagor's present or proposed businesses, properties or assets, operation or condition, financial or otherwise, and Mortgagor is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions set forth in any agreement or instrument to which it is a party, except for such defaults (in the aggregate) which would not reasonably be expected to have a Material Adverse Effect.

(e)  Other Information.  All other information, including reports, financial statements, certificates, papers, data and otherwise (taken as a whole), given and to be given to Mortgagee with respect (i) to Mortgagor (ii) to the Loan and (iii) to others obligated under the terms of the Loan Documents, are true, correct and complete in all material respects.

(f)  Title.  Mortgagor is the owner in fee simple of the Land more particularly described in Exhibit “A” attached hereto.  Mortgagor is indefeasibly seized of and has and will have fee simple title to the Land and Improvements free and clear of any and all mortgages, liens, encumbrances, claims, charges, equities, covenants, conditions, restrictions, easements, rights-of-way and all other matters affecting the Land and Improvements, whether or not of record, except for the Permitted Title Exceptions.  Mortgagor has and will have good, absolute and marketable title to the Fixtures and Personal Property all free and clear of any and all liens, charges, encumbrances, security interests and adverse claims whatsoever, except those in favor of Mortgagee (and such liens, charges, encumbrances, security interests and adverse claims permitted under the Security Agreement).  Mortgagor will preserve its title to the Mortgaged Property and will forever warrant and defend the same to Mortgagee and will forever warrant and defend the validity and priority of the lien of this Mortgage against the claims of all persons and parties whomsoever.

(g)  No Violations.  To Mortgagor’s knowledge, no Governmental Requirement (including, but not limited to, 21 U.S.C. Section 811 and 881, and 18 U.S.C. Section 1961), and no covenant, condition, restriction, easement or similar matter affecting the Land or Improvements or any of the Mortgaged Property has been violated, and Mortgagor has not received any written notice of violation from any Governmental Authority or any other person with respect to any of the foregoing matters.

(h)  Taxes.  Mortgagor has filed all federal, state, county and municipal income tax returns required to have been filed by it (taking into account any applicable extensions), and has paid all taxes that have become due pursuant to such returns (including, but not limited to, ad valorem and personal property taxes), pursuant to any assessments received by it or pursuant to law (except to the extent that such items are being contested in good faith and an adequate reserve for the payment thereof is being maintained), and Mortgagor does not know of any basis for additional assessment with respect to such taxes or additional taxes. The Land is assessed separately from all other adjacent land for the purposes of real estate taxes and there is no intended public improvements which may involve any charge being levied or assessed, or which may result in the creation of any lien upon the Mortgaged Property.

(i)  Litigation.  Except as specifically disclosed to and approved by Mortgagee in writing, pursuant to the terms of the Loan Agreement, there are no judgments outstanding against Mortgagor and there is no action, suit, proceeding, or investigation now pending (or to the best of Mortgagor’s knowledge, threatened) against, involving or affecting Mortgagor or the Mortgaged Property, or any part thereof, at law, in equity or before any Governmental Authority that if adversely determined as to the Mortgaged Property or as to Mortgagor would be reasonably expected to result in a Material Adverse Effect in the business or financial condition of the Mortgagor or Mortgagor’s operation and ownership of the Mortgaged Property.

(j)  Utilities.  There is available to the Land and Improvements through public or private easements or rights-of-way abutting or crossing the Land (which would inure to the benefit of Mortgagee in case of enforcement of this Mortgage) a water supply and a sanitary sewer service approved by all health and other authorities having jurisdiction, and electric, gas (if applicable) and telephone service, all of sufficient capacity to serve the needs of the Land and Improvements according to their intended purpose.

(k)  Condition of Mortgaged Property.  Neither the Land, the Improvements nor any of the Mortgaged Property or any part thereof, now existing, is damaged or injured as a result of any fire, explosion, accident, flood or other casualty.  To Mortgagor’s knowledge, the Improvements, as of the date of this Mortgage, are free of any material defects in material, structure and construction and do not violate any Governmental Requirements.  To Mortgagor’s knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any part of the Land, the Improvements, or any part of the Mortgaged Property, or that would reasonably be expected to adversely affect the use or the operation of the Land, the Improvements or any part of the Mortgaged Property.

(l)  Zoning.  The Land is zoned so as to permit the Land and Improvements to be used for their intended purpose.

(m)  No Default.  No default or Event of Default exists under any of the Loan Documents; and, to Mortgagor’s knowledge, no event has occurred and is continuing which, with notice or the lapse of time, or both, would reasonably be expected to constitute an Event of Default.

(n)  Environmental Contamination/Hazardous Substances.  Except as otherwise set forth in that certain Environmental Phase I Report prepared by Groundwater Environmental Group, Inc. on May 17, 2011 (the “Phase I”), Mortgagor and the Mortgaged Property are in full compliance with all Environmental Laws, and to Mortgagor’s knowledge, there are no civil, criminal or administrative actions, suits, demands, claims, hearings, notices or demand letters, notices of violation, investigations, or proceedings pending or threatened against the Mortgagor or the Mortgaged Property relating in any way to any Environmental Law or any agreement, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved under any Environmental Law. Except as otherwise set forth in the Phase I, to Mortgagor’s knowledge, there have never been nor are there currently any Hazardous Substances located on, in, or under the Mortgaged Property or used in connection therewith, and neither Mortgagor nor any other person has ever used the Mortgaged Property for the manufacture, processing, distribution, use, transport, handling, treatment, storage, disposal, emission, discharge or release of any Hazardous Substance.  No written notice or written advice has been received by Mortgagor of any condition or state of facts that would be contributing to a claim of pollution or any other damage to the environment by reason of the conduct of any business on the Mortgaged Property or the operation thereof, whether past or present.

(o)  Representations and Warranties in Other Loan Documents.  All of the representations and warranties contained in the other Loan Documents are true and correct in all material respects.

4.2     Reliance on Representations.  The Mortgagor acknowledges that the Mortgagee has relied upon the Mortgagor’s representations, has made no independent investigation of the truth thereof, is not charged with any knowledge contrary thereto that may be received by an examination of the public records in Miami-Dade County, Florida, and wherein the Land is located, or that may have been received by any officer, director, agent, employee or shareholder of Mortgagee.

ARTICLE V

AFFIRMATIVE COVENANTS

5.1     Payment and Performance.  Mortgagor shall promptly pay and punctually perform, or shall cause to be promptly paid and punctually performed, all of the Obligations as and when due and payable, taking into account all cure and grace periods provided in this Mortgage or other Loan Documents.

5.2     Existence.  Mortgagor shall preserve and keep in full force and effect its existence, rights, franchises, trade names and qualification to transact business in the State of Florida.

5.3     Compliance With Laws.  Mortgagor shall promptly and faithfully comply with, conform to and obey all Governmental Requirements in all material respects and the rules and regulations now existing or hereafter adopted by every Board of Fire Underwriters having jurisdiction, or similar body exercising similar functions, that may be applicable to Mortgagor, the Land, the Improvements, or any of the Mortgaged Property or to the use or manner of use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Mortgaged Property, whether or not such Governmental Requirement or rule or regulation shall necessitate structural changes or improvements or interfere with the use or enjoyment of the Mortgaged Property.

5.4     Impositions.

(a)  Mortgagor shall pay, prior to delinquency, all Impositions on the Land, the Improvements and the other Mortgaged Property and all taxes levied or assessed upon this Mortgage, the Note and the Obligations, or any of them.  In the event of the passage, after the date of this Mortgage, of any law (i) making it illegal for the Mortgagor to pay the whole or any part of the Impositions, or charges or liens herein required to be paid by Mortgagor, or (ii) rendering the payment by Mortgagor of any and all taxes levied or assessed upon this Mortgage, the Note, or the Obligations or the interest in the Mortgaged Property represented by this Mortgage unlawful, or (iii) rendering the covenants for the payment of the matters set forth in Subparts (i) and (ii) of this Subsection by Mortgagor legally inoperative, Mortgagor shall pay upon demand, within thirty (30) days of written notice thereof, the entire unpaid Obligations notwithstanding anything in the Note, this Mortgage, or the other Loan Documents to the contrary.

(b)  Mortgagor shall pay all ad valorem taxes on the Mortgaged Property on or before the date same become delinquent and shall deliver to Mortgagee tax receipts evidencing said payment within ten (10) days thereof.  Mortgagor shall also deliver to Mortgagee receipts evidencing the payment of all other Impositions within thirty (30) days after same become due and payable or before same shall become delinquent, whichever is sooner.

5.5     Insurance.

(a)  The Mortgagor shall obtain, maintain and keep in full force and effect during the term of the Loan, adequate insurance coverage, with all premiums paid thereon and without notice or demand, with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of established reputation engaged in the same or similar businesses including, without limitation:

(i)  All-Risk (Special) Hazard Insurance reflecting coverage in such amounts as Mortgagee may require;

(ii)  Public liability insurance insuring against all claims for personal or bodily injury, death, or property damage occurring upon, in or about the Mortgaged Property in an amount of not less than One Million Dollars ($1,000,000.00) single limit coverage for the Land.  Such policy shall include an additional insured endorsement naming the Mortgagee;

(iii)  Insurance in such amounts and against such other casualties and contingencies as may from time to time be required by Mortgagee, including, without limitation, flood hazard insurance to the extent, if any, required by law;

(iv)  Workers compensation insurance coverage which evidences Mortgagor’s compliance with all of the requirements of applicable law with respect to workers compensation insurance;

(v)  If the Land is located in an area designated by the Director of Federal Emergency Management Agency as a special flood hazard area, Mortgagor shall provide evidence of flood insurance for such parcel which shall be in an amount equal to the maximum insurable value of any vertical Improvements; and

(vi)  Excess liability insurance in an amount not less than One Million Dollars ($1,000,000.00).

(b)  All policies of insurance required hereunder shall:  (i) be written by carriers which are licensed or authorized to transact business in the State of Florida, and are rated “A” or higher, Class XII or higher, according to the latest published Best’s Key Rating Guide and which shall be otherwise acceptable to Mortgagee in all other respects, (ii) provide that the Mortgagee shall receive thirty (30) days’ prior written notice from the insurer before a cancellation, modification, material change or non-renewal of the policy becomes effective, and (iii) be otherwise reasonably satisfactory to Mortgagee.

(c)  Mortgagor shall not, without the prior written consent of Mortgagee, take out separate insurance concurrent in form or contributing with regard to any insurance coverage required by Mortgagee.

(d)  At all times during the term of this Mortgage, if requested by Mortgagee, Mortgagor shall have delivered to Mortgagee the original (or a certified copy) of all policies of insurance required hereby, together with receipts or other evidence that the premiums therefor have been paid.

(e)  Not less than thirty (30) days prior to the expiration date of any insurance policy, if requested by Mortgagee, Mortgagor shall deliver to Mortgagee the original (or certified copy), or the original certificate, as applicable, of each renewal policy, together with receipts or other evidence that the premiums therefor have been paid.

(f)  The delivery of any insurance policy and any renewals thereof shall constitute an assignment thereof to Mortgagee, and Mortgagor hereby grants to Mortgagee a security interest in all such policies, in all proceeds thereof and in all unearned premiums therefor.

5.6     Tax and Insurance Escrow. Supplementing the provisions of Sections 5.4 and 5.5 hereof, upon the occurrence and continuance of an Event of Default, if required by Mortgagee, Mortgagor shall pay to Mortgagee on the payment date of installments of interest as provided in the Note, together with and in addition to such installments of interest, an installment of real estate taxes and insurance premiums for such insurance as is required hereunder, next due on the Mortgaged Property in an amount sufficient, as estimated by Mortgagee, to accumulate the sum required to pay such Impositions and insurance, as applicable, thirty (30) days prior to the due date thereof.  Amounts held hereunder shall not be, nor be deemed to be, trust funds, but may be commingled with the general funds of Mortgagee, and no interest shall be payable with respect thereto.  Upon written demand of Mortgagee, Mortgagor shall deliver to Mortgagee, within ten (10) days after such written demand, such additional money as is necessary to make up any deficiencies in the amounts necessary to enable Mortgagee to pay such Impositions and insurance premiums when due.  In case of an Event of Default, subject to any applicable notice or cure periods, Mortgagee may apply any amount under this Section remaining to Mortgagor's credit to the reduction of the Obligations, at such times and in such manner as Mortgagee shall determine.

5.7     Repair.  Mortgagor shall keep the Land, the Improvements and the other Mortgaged Property in good order and condition consistent with current practices and make all necessary or appropriate repairs and replacements thereof and betterments and improvements thereto in accordance with past practice, ordinary and extraordinary, foreseen and unforeseen, and use its commercially reasonable efforts to prevent any act that might impair the value or usefulness of the Mortgaged Property.

5.8     Restoration Following Casualty.

(a)  If all or any part of the Improvements or any of the Mortgaged Property shall be damaged or destroyed by a casualty covered by insurance under Section 5.5, Mortgagor shall immediately give written notice thereof to Mortgagee and the appropriate insurer, and, if Mortgagor fails to diligently prosecute, Mortgagee shall be authorized and empowered (but not obligated or required) to make proof of loss and to settle, adjust or compromise any claims for loss, damage or destruction under any policies of insurance required under this Mortgage.  So long as there is no continuing Event of Default, all proceeds of insurance, as provided in Section 5.5, shall be paid to Mortgagee and shall be applied first to the payment of all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by Mortgagee in obtaining such proceeds, and second to the restoration, repair, or replacement of the Improvements and the other Mortgaged Property damaged or destroyed.  Such proceeds shall be disbursed to Mortgagor as work progresses pursuant to a construction and disbursing agreement in form and content satisfactory to Mortgagee in its sole discretion and Mortgagor in its reasonable discretion, and Mortgagor shall promptly and diligently, regardless of whether there shall be sufficient insurance proceeds therefor, restore, repair and rebuild the Improvements and the other Mortgaged Property to the equivalent of its condition immediately prior to the casualty.  During the period of restoration and repair, Mortgagor shall continue to duly and promptly pay, perform, observe and comply with all of the Obligations.  The election by Mortgagee to apply the insurance proceeds to the restoration, repair or replacement of the Mortgaged Property shall not affect the lien of this Mortgage or affect or reduce the Obligations.

(b)  If all or any of the Improvements or the other Mortgaged Property shall be damaged or destroyed by a casualty not covered by insurance under Section 5.5, or, if so covered, the insurer fails or refuses to pay the claim within ninety (90) days following the filing thereof, Mortgagor shall immediately give written notice thereof to Mortgagee, and Mortgagor shall promptly and diligently, at Mortgagor's sole cost and expense, restore, repair and rebuild the Improvements and the other Mortgaged Property to the equivalent of its condition immediately prior to the casualty.  During the period of restoration and repair, Mortgagor shall continue to duly and promptly pay, perform, observe and comply with all of the Obligations.

(c)  If any work required to be performed under Subsections (a) or (b) above, or both, shall involve an estimated expenditure of more than $25,000.00, no such work shall be undertaken until plans and specifications therefor, prepared by an architect reasonably satisfactory to Mortgagee, have been submitted to and approved by Mortgagee.

5.9     Condemnation.

(a)  Mortgagor shall promptly notify Mortgagee upon obtaining any knowledge of the institution of any proceedings for the condemnation of the Mortgaged Property or any part thereof.

(b)  If all or a material portion of the Mortgaged Property shall be damaged or taken through condemnation (which term when used in this Mortgage shall include any damage or taking by any Governmental Authority and any transfer by private sale in lieu thereof, either temporarily or permanently), Mortgagee at its option may declare all of the unpaid Obligations to be immediately due and payable, and upon thirty (30) days written notice from Mortgagee to Mortgagor all such Obligations shall immediately become due and payable as fully and to the same effect as if such date were the date originally specified for the final payment or maturity thereof.  The Mortgagee shall be entitled to all compensation, awards and other payments resulting from such condemnation and is hereby authorized, at its option, to commence, appear in and prosecute (only if Mortgagor fails to diligently prosecute), in its own or in Mortgagor’s name, any action or proceeding relating to any condemnation, and to settle or compromise any claim in connection therewith.  All such compensation, awards, damages, claims, rights of action and proceeds and the right thereto are hereby assigned by Mortgagor to Mortgagee and shall, be applied first to the payment of all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Mortgagee in connection with any action or proceeding under this Section, and second, at the option of Mortgagee, either to the payment of the Obligations whether or not due, in such order as Mortgagee may elect, or to the restoration, repair or alteration of the Mortgaged Property.  If Mortgagee elects to apply the condemnation awards to the restoration, repair or alteration of the Mortgaged Property, such awards shall be disbursed to Mortgagor as work progresses pursuant to a construction and disbursing agreement in form and content satisfactory to Mortgagee in its sole discretion, and Mortgagor shall promptly and diligently, regardless of whether there shall be sufficient condemnation awards therefor, restore, repair and alter the Mortgaged Property in a manner satisfactory to Mortgagee.  During the period of restoration, repair and alteration, the Mortgagor shall continue to duly and promptly pay, perform, observe and comply with all of the Obligations.  The election by Mortgagee to apply the condemnation awards to the restoration, repair or alteration of the Mortgaged Property shall not affect the lien of this Mortgage or affect or reduce the Obligations.  If any restoration, repair or alteration of the Mortgaged Property shall involve an estimated expenditure of more than $25,000.00, same shall not be commenced until plans and specifications therefor, prepared by an architect reasonably satisfactory to Mortgagee, have been submitted to and approved by Mortgagee.

5.10     Inspection.  Mortgagor shall permit Mortgagee and its agents to inspect the Land, Improvements and the other Mortgaged Property at any time during normal business hours and at all other reasonable times.

5.11     Contest of Tax Assessments, Etc.  After prior written notice to Mortgagee, Mortgagor, at its own expense, may contest by appropriate legal proceedings, promptly initiated and conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of (a) any of the Governmental Requirements referred to in Section 5.3, or (b) any Imposition; provided that:  (i) in the case of any unpaid Imposition, such proceedings shall suspend the collection thereof from Mortgagor, the lessor, the Land, the Improvements and the other Mortgaged Property, (ii) the Land, the Improvements and the other Mortgaged Property or any part thereof will not be in danger of being sold, forfeited, terminated, cancelled or lost, (iii) the use of the Land, the Improvements and the other Mortgaged Property or any part thereof for its present or future intended purpose or purposes will not be interrupted, lost or terminated, (iv) Mortgagor shall have set aside adequate reserves with respect thereto, and (v) Mortgagor shall have furnished such security as may be required in the proceedings or as may be reasonably requested by Mortgagee.

5.12     Expenses.

(a)  Mortgagor shall pay all reasonable and customary costs and expenses in connection with the Loan and the preparation, execution, and delivery of the Loan Documents including, but not limited to, fees and disbursements of counsel appointed by Mortgagee, and all recording costs and expenses, documentary stamp tax and intangible tax on the entire amount of funds disbursed under the Loan, and other taxes, surveys, appraisals, premiums for policies of title and other insurance and all other fees, costs and expenses, if any, or otherwise connected with the Loan transaction.

(b)  Mortgagor shall pay or reimburse Mortgagee for all reasonable and customary costs, charges, expenses, and reasonable attorneys’ fees paid or incurred by Mortgagee pursuant to this Mortgage including but not limited to those costs, charges, expenses and fees paid or incurred for the payment of the Impositions, insurance, completion of construction, repairs, appraisal fees, environmental assessment fees, or any other fees or in any action, proceeding or dispute of any kind in which Mortgagee is a party because of any Obligation not being duly and promptly performed or being violated, including, but not limited to, the foreclosure or other enforcement of this Mortgage, any condemnation or eminent domain action involving the Land, the Improvements or any part of the Mortgaged Property or any part thereof, any action to protect the security hereof, or any proceeding in probate, reorganization, bankruptcy, arbitration, or forfeiture in rem.  All such amounts paid or incurred by Mortgagee, together with interest thereon at the Default Rate from the date incurred by Mortgagee, shall be secured by this Mortgage and shall be due and payable by Mortgagor immediately, whether or not there be notice or demand therefor.

(c)  Any reference in this Mortgage to attorneys’ or counsels’ fees paid or incurred by Mortgagee shall be deemed to include reasonable paralegals’ fees and legal assistants’ fees.  Moreover, wherever provision is made herein for payment of attorneys’ or counsels’ fees or expenses incurred by the Mortgagee, said provision shall include, but not be limited to, such fees or expenses incurred in any and all judicial, bankruptcy, reorganization, administrative, or other proceedings, including appellate proceedings, whether such fees or expenses arise before proceedings are commenced or after entry of a final judgment.

(d)  Mortgagor shall pay Mortgagee all fees, costs, charges, and expenses required by the Note.

5.13     Preservation of Agreements.  Mortgagor shall preserve and keep in full force and effect all agreements, approvals, permits and licenses necessary for the development, use and operation of the Mortgaged Property for its intended purpose or purposes.

5.14     Books and Records.  The Mortgagor shall keep and maintain, at all times, full, true and accurate books of accounts and records, adequate to correctly reflect the results of the operation of the Mortgaged Property. Mortgagor shall allow Mortgagee, or its agents, after reasonable prior notice and during reasonable normal business hours, to access Mortgagor’s books, records and such other documents, and allow Mortgagee to inspect, audit and examine the same and to make extracts therefrom and to make copies thereof. Mortgagee shall be entitled to a field exam, audit and inventory and collateral appraisal on an annual basis at Mortgagor’s sole expense throughout the term of the Loan or at any time during the existence of an Event of Default. Mortgagee shall be entitled to conduct, at Mortgagee’s own expense, additional field exams, audits and inventory appraisals as Mortgagee deems necessary.

5.15     Indemnification.

(a)  Mortgagor shall at its own expense, and does hereby agree to, protect, indemnify, reimburse, defend and hold harmless Mortgagee and its directors, officers, agents, employees, attorneys, successors and assigns from and against any and all liabilities (including strict liability), losses, suits, proceedings, settlements, judgments, orders, penalties, fines, liens, assessments, claims, demands, damages, injuries, obligations, costs, disbursements, expenses or fees, of any kind or nature (including reasonable attorneys' fees and expenses paid or incurred in connection therewith) (except for claims arising from the gross negligence, illegal acts, fraud or willful misconduct of Mortgagee) arising out of or by reason of (i) an incorrect legal description of the Land; (ii) any action, or inaction of Mortgagee in connection with the Note, this Mortgage, the other Loan Documents or the Mortgaged Property; (iii) the construction of any Improvements; (iv) the Improvements; (v) the use and operation of the Mortgaged Property; (vi) any acts or omissions of Mortgagor or any other Person at, on or about the Mortgaged Property regarding the contamination of air, soil, surface waters or groundwaters over, on or under the Land; (vii) the presence, whether past, present or future, of any Hazardous Substances on, in or under the Land; (viii) any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans involving the manufacture, processing, distribution, use, transport, handling, treatment, storage, disposal, cleanup, emission, discharge, seepage, spillage, leakage, release or threatened release of any Hazardous Substance on, in, under or from the Land, in connection with Mortgagor's operations on the Land, the Improvements of the other Mortgaged Property, or otherwise; or (ix) the enforcement of this Mortgage or the assertion by Mortgagor of any defense to its obligations hereunder, including, without limitation, (a) the costs of removal of any and all Hazardous Substances from all or any portion of the Mortgaged Property, (b) additional costs required to take necessary precautions to protect against the release of Hazardous Substances located on, in, or under the Mortgaged Property into the air, any body of water, any other public domain or into any surrounding areas, and (c) costs incurred to comply, in connection with all or any portion of the Mortgaged Property, with all applicable Environmental Laws; all of the foregoing regardless of whether within the control of Mortgagee.

(b)  The indemnifications of this Section shall survive the full payment and performance of the Obligations and the satisfaction of this Mortgage.  Notwithstanding the foregoing, the indemnifications contained in this Section shall expressly exclude any matters first occurring or first arising from and after the date Mortgagor becomes divested with title or possession of the Mortgaged Property either by sale, foreclosure or otherwise.

5.16     Mortgagor to Furnish Financial Statements.  Mortgagor shall deliver to Mortgagee financial statements acceptable to Mortgagee as provided in the Loan Agreement.  All financial statements submitted to Mortgagee by Mortgagor, must be certified by the Mortgagor as being correct and accurate in all material respects, in accordance with the provisions of the Loan Agreement.

5.17     Further Assurances.  Mortgagor, at its sole expense, upon the request of Mortgagee, shall execute, acknowledge and deliver such further instruments and do such further acts as may, in the reasonable opinion of the Mortgagee, be necessary, desirable, or proper to carry out more effectively the purpose of this Mortgage and to subject to the lien hereof any property intended by the terms hereof to be covered hereby, including, without limitation, any proceeds, renewals, additions, substitutions, replacements, products, betterments, accessions and appurtenances thereto and thereof.

5.18     Financing Statements.  Mortgagor shall deliver to Mortgagee, in form and substance satisfactory to Mortgagee, such financing statements, continuation statements, and such further assurances as Mortgagee may from time to time consider reasonably necessary to create, perfect, preserve and maintain in full force and effect Mortgagee’s lien upon the Fixtures, Leases, Subleases, Rents and Personal Property; and, Mortgagee, at the expense of Mortgagor, may cause such statements and assurances to be recorded and rerecorded, filed and re-filed, in the name of Mortgagor, and Mortgagor hereby irrevocably appoints Mortgagee its true and lawful attorney-in-fact, which appointment is coupled with an interest, with full power of substitution, and empowers said attorney or attorneys in the name of Mortgagor, but at the option of said attorney-in-fact, to execute and file any and all financing statements.

5.19     Hazardous Substances.

(a)  Mortgagor shall promptly notify Mortgagee orally and in writing if Mortgagor (i) becomes aware of the presence of any Hazardous Substance or other environmental problem or liability on, in, under, released from or associated with the Mortgaged Property, or (ii) receives any written complaint, order, citation, notice or other written communication (collectively an “Environmental Complaint”) regarding air emissions, water discharges or any other environmental, health or safety matter affecting the Land, the Improvements, or the other Mortgaged Property or any part thereof, or the presence of any Hazardous Substance on, in, under, released from or associated with the Mortgaged Property, or any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans involving the manufacture, processing, distribution, use, transport, handling, treatment, storage, disposal, cleanup, emission, discharge, seepage, spillage, leakage, release or threatened release of any Hazardous Substance on, under or from the Mortgaged Property. Mortgagor shall forthwith transmit to Mortgagee copies of any Environmental Complaint.

(b)  Mortgagor shall, at its own cost and expense, take any action necessary or advisable for the cleanup of any Hazardous Substance on, in, under, released from or associated with the Mortgaged Property, including any removal, containment or remedial actions in accordance with all applicable Environmental Laws, and shall pay or cause to be paid all cleanup, administrative, enforcement and other costs, expenses or fines which may be asserted against Mortgagor, Mortgagee, the Mortgaged Property, or any other Person in connection therewith.  Mortgagee shall have the right but not the obligation, and without any limitation of Mortgagee's other rights under this Mortgage, to enter onto the Land and the Improvements or to take any action as is required by any Governmental Authority to cleanup, remove, resolve or minimize the impact of, or otherwise deal with, any Hazardous Substance or any Environmental Complaint following receipt of any written notice from any Governmental Authority asserting the existence of any Hazardous Substance or an Environmental Complaint pertaining to the Mortgaged Property or any part thereof which, if true, could result in an order, suit or other action against Mortgagor or Mortgagee which, in the sole opinion of Mortgagee, could jeopardize Mortgagee's security under this Mortgage.  All costs and expenses incurred by Mortgagee in the exercise of any such rights shall be secured by this Mortgage and shall be payable by Mortgagor upon demand, if the exercise results from Mortgagor’s failure to comply with Environmental Laws or this Mortgage and such failure persists after written notice of the failure and a reasonable opportunity to cure it.

(c)  Mortgagee shall have the right, in its sole discretion, to require Mortgagor to periodically perform an environmental audit of the Land, the Improvements and the other Mortgaged Property (but not more frequently than annually unless an Environmental Complaint is then outstanding) and, if deemed necessary by Mortgagee, an environmental risk assessment of the Land, the Improvements and the other Mortgaged Property including Hazardous Substances waste management practices and Hazardous Substances waste disposal sites thereon.  All environmental audits and environmental risk assessments shall be at Mortgagor's expense, shall be performed and prepared by an environmental consultant satisfactory to Mortgagee, and shall otherwise be in form and substance satisfactory to Mortgagee.  Should Mortgagor fail to provide such environmental audit or environmental risk assessment within thirty (30) days of the Mortgagee's written request, Mortgagee shall have the right, but not the obligation, to retain an environmental consultant to perform and prepare same.  All costs and expenses incurred by Mortgagee in the exercise of such rights shall be secured by this Mortgage and shall be payable by Mortgagor upon demand or charged to Mortgagor's loan balance at the discretion of Mortgagee.

5.20     Reappraisal of Mortgaged Property.  If Mortgagee at any time believes, in its discretion, that the appraised value of the Mortgaged Property has declined, Mortgagee may obtain a new or updated appraisal (the “Appraisal”) of the Mortgaged Property (but not more frequently than annually, unless (i) an Environmental Complaint is then outstanding, (ii) an Event of Default has occurred, or (iii) any governmental regulator or other entity requires Mortgagee to order a new or updated Appraisal).  Each Appraisal shall be at Mortgagor’s expense, shall be performed and prepared by an appraiser certified or licensed under the State of Florida and acceptable to Mortgagee, which Appraisal shall meet all appraisal standards prescribed by all Governmental Authorities regulating Mortgagee, and shall otherwise be in form and substance satisfactory to Mortgagee.

5.21     Performance of Loan Documents.  Mortgagor shall duly and punctually perform all covenants, terms and agreements expressed as binding upon it under all of the Loan Documents.

5.22     Performance of Other Agreements.  Mortgagor shall duly and punctually perform all material covenants, terms and agreements expressed as binding upon it under any Permitted Title Exception, or any other agreement of any nature whatsoever binding upon it with respect to the Mortgaged Property.

ARTICLE VI
NEGATIVE COVENANTS

6.1       Use Violations, Etc.  Mortgagor shall not use the Mortgaged Property or allow the same to be used or occupied for any unlawful purpose or in violation of any Governmental Requirement or restrictive covenant covering, affecting or applying to the ownership, use or occupancy thereof, commit or permit or suffer any act to be done or any condition to exist on the Mortgaged Property or any article to be brought thereon that may be dangerous, or that may in any way increase any ordinary fire or other hazard, unless safeguarded as required by law, or that may, in law, constitute a nuisance, public or private.

6.2       Care of the Mortgaged Property.

(a)  Mortgagor shall not commit or permit any waste, impairment, or deterioration of the Mortgaged Property, or perform any clearing, grading, filling or excavation of the Mortgaged Property, or make or permit to be made to the Mortgaged Property any alterations or additions that would have the effect of materially diminishing the value thereof (in Mortgagee’s reasonable opinion) or take or permit any action that will in any way materially increase any ordinary fire or other hazard arising out of the construction or operation thereof.

(b)  Mortgagor shall not, without the prior written consent of Mortgagee, remove, demolish or substantially alter, or permit the removal, demolishment or substantial alteration of, any Improvements on the Land, except as is necessary in the ordinary course of business.  In the event such consent is required and given and if any work to be performed shall involve an estimated expenditure of more than $25,000.00, no such work shall be undertaken until plans and specifications therefor, prepared by an architect reasonably satisfactory to Mortgagee, shall have been submitted to and approved by Mortgagee.

(c)  Mortgagor shall not permit any of the Fixtures or Personal Property to be demolished or to be removed from the Land, without the prior written consent of Mortgagee, except as is necessary in the ordinary course of business.  In the event such consent is given, the Mortgagee may require that said Fixture or Personal Property be replaced by an article of equal suitability and value, owned by Mortgagor free and clear of any vendor’s lien, chattel mortgage, or security interest of any kind, except such as may be approved in writing by Mortgagee, and that such replacement article be encumbered by the lien of this Mortgage.

6.3     Other Liens and Mortgages.

Mortgagor shall not, without the prior written consent of Mortgagee, create or permit to be created or to remain, any mortgage, pledge, construction lien or other lien, conditional sale or other title retention agreement, encumbrance, claim, or charge on (whether prior or subordinate to the lien of this Mortgage or the other Loan Documents) the Mortgaged Property or income therefrom, other than (i) this Mortgage, the other Loan Documents and the Permitted Title Exceptions and (ii) as permitted under the Security Agreement.  Any transaction prohibited under this Section shall be null and void.

6.4     Transfer of Mortgaged Property.  Mortgagor shall not sell, convey, or transfer or permit to be sold, conveyed or transferred any interest in the Mortgaged Property or any part thereof.  A contract to deed or agreement for deed, or an assignment, pledge, or encumbrance of a beneficial interest in any land trust, or a lease for all or substantially all of the Land or Improvements shall constitute a transfer prohibited by the provisions of this Section and shall be null and void.

6.5     Transfer of Other Assets.  Except as otherwise provided in the Loan Agreement and/or Security Agreement, Mortgagor shall not, directly or indirectly, sell, convey, or transfer or permit to be sold, conveyed, or transferred any of its assets outside of the ordinary course of business of Mortgagor.  The term “assets” as used in this Section does not include the Mortgaged Property, the sale, conveyance, or transfer of which is prohibited as provided in Section 6.4 hereof.

6.6     Environmental Contamination/Hazardous Substances. Mortgagor and the Mortgaged Property shall at all times remain in full compliance with all Environmental Laws.  Mortgagor shall not, nor permit any other person to manufacture, process, distribute, use, transport, handle, treat, store, dispose, emit, discharge, leak, spill or release any Hazardous Substance on, in, under or from the Mortgaged Property.

ARTICLE VII

EVENTS OF DEFAULT

7.1     Events of Default.  An “Event of Default”, as used in this Mortgage, shall occur at any time or from time to time:

(a)  Failure to Pay.  If any principal or interest on the Loan due to Mortgagee under the Loan Agreement and the Note is not paid when due, whether on the scheduled due date or upon acceleration, maturity or otherwise; or if any Obligation or any installment thereof, other than any principal or interest due to Mortgagee under any of the Loan Documents, is not paid when due, whether on the scheduled due date or upon acceleration, maturity or otherwise, within five (5) Business Days after the due date thereof; or

(b)  Failure to Perform.  If any Obligation other than an Obligation requiring the payment of money or the occurrence of an event described in Subsections (c) through (l), inclusive, below is not duly and promptly performed or is violated, and such failure shall remain unremedied for a period of thirty (30) days after Mortgagor’s written receipt from Mortgagee of written notice of such failure; provided, however, so long as such failure or violation is being diligently pursued, additional time shall be provided if such failure or violation cannot be cured within the thirty (30) day cure period; or

(c)  False Representation.  If any representation or warranty made in any Loan Document by or on behalf of Mortgagor is at any time false, misleading, or breached in any material respect; or

(d)  Judgment.  If a final judgment for the payment of money in the amount of $50,000.00 or more is rendered against Mortgagor (as determined by a court of competent jurisdiction in a final and non-appealable decision) and the same remains unsatisfied except for such period of time as execution on the judgment is effectively stayed, and such judgment amount is not paid within thirty (30) days after the date of any such final judgment is required to be paid (taking into account any period of time as execution on judgment is effectively stayed); or~~.~~

(e)  Voluntary Bankruptcy, Etc.  If Mortgagor or Guarantor (i) is voluntarily adjudicated  bankrupt or insolvent, (ii) seeks or consents to the appointment of a receiver or trustee for itself or for all or any part of its property, (iii)  files a petition seeking relief, including reorganization, arrangement or similar relief, under the present Bankruptcy Code or other similar present or future applicable laws of the United States or any state or any other competent jurisdiction, (iv) makes a general assignment for the benefit of creditors or (v) admits in writing its inability to pay its debts as they mature; or

(f)  Involuntary Bankruptcy, Etc.  If a receiver or trustee is appointed for Mortgagor or Guarantor or for all or any part of their respective properties without their respective consents and such appointment is not vacated within sixty (60) days, or if a petition is filed against Mortgagor seeking relief, including reorganization, arrangement or similar relief, under the present Bankruptcy Code or other similar present or future applicable laws of the United States or any state or other competent jurisdiction, and such petition is not controverted within twenty (20) days or is not dismissed within sixty (60) days after the filing thereof; or

(g)  Dissolution.  If a dissolution of or termination of existence of Mortgagor or any of its subsidiaries or any Guarantor has occurred; or

(h)  Financial Condition.  If a Material Adverse Effect has occurred; or

(i)  Change in Business.  If a material alteration in the kind or type of Mortgagor’s or any Guarantor’s business occurs without the prior written consent of Mortgagee; or

(j)  Cross Default. (A) (i) A default in payment of any obligation by Mortgagor under any loan, contract or agreement extended by Mortgagee or any of its affiliates, or (ii) a default in payment in an amount greater than $100,000.00 of any obligation by any Guarantor under any loan, contract or agreement extended by Mortgagee or any of its affiliates; or (B) a default in performance of any obligation by Mortgagor or any Guarantor (after taking into account applicable grace and cure periods) under any loan, contract or agreement extended by Mortgagee or any of its affiliates; or

(k)  Foreclosure of Other Liens.  If the holder of any mortgage or other lien on the Mortgaged Property, whether a Permitted Title Exception or not (without hereby implying Mortgagee’s consent to any such mortgage or other lien) institutes foreclosure or other proceedings for the enforcement of any of its remedies thereunder; or

(l)  Notice Limiting Future Advances. If Mortgagor, pursuant to Florida Statutes Section 697.04(1)(b) as amended from time to time, files for record a notice limiting the maximum amount which may be secured by this Mortgage.

ARTICLE VIII

RIGHTS AND REMEDIES

8.1     Remedies.  If an Event of Default shall have occurred and is continuing, Mortgagee may, at its option, exercise any, some or all of the following remedies, concurrently or consecutively.

(a)  Acceleration.  Mortgagee may declare all of the unpaid Obligations, together with all accrued interest thereon, to be due and payable without notice or demand which are hereby expressly waived, and upon such declaration all such Obligations shall immediately become due and payable as fully and to the same effect as if the date of such declaration were the date originally specified for the full payment or maturity thereof.

(b)  Mortgagee’s Right to Enter and Take Possession, Operate and Apply Income.

(i)  Mortgagee may demand that Mortgagor surrender the actual possession of the Mortgaged Property and upon such demand, Mortgagor shall forthwith surrender same to Mortgagee and, to the extent permitted by law, Mortgagee itself, or by such officers or agents as it may appoint, may enter and take possession of all of the Mortgaged Property and may exclude Mortgagor and its agents and employees wholly therefrom.

(ii)  If Mortgagor shall for any reason fail to surrender or deliver the Mortgaged Property or any part thereof after Mortgagee’s demand, Mortgagee may obtain a judgment or order conferring on Mortgagee the right to immediate possession or requiring the Mortgagor to deliver immediate possession to Mortgagee, to the entry of which judgment or decree the Mortgagor hereby specifically consents.

(iii)  Mortgagee may from time to time: (A) continue and complete construction of, hold, store, use, operate, manage and control the Mortgaged Property and conduct the business thereof; (B) make all reasonably necessary maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon and purchase or otherwise acquire additional Fixtures and Personal Property; (C) insure or keep the Mortgaged Property insured; (D) exercise all the rights and powers of the Mortgagor in its name or otherwise with respect to the same; and (E) enter into agreements with others (including, without limitation, new Leases or amendments, extensions, or cancellations to existing Leases) all as Mortgagee from time to time may determine in its sole discretion.  Upon the occurrence of an Event of Default, subject to any applicable notice or cure periods, Mortgagor hereby irrevocably appoints Mortgagee its true and lawful attorney-in-fact, which appointment is coupled with an interest, with full power of substitution, and empowers said attorney or attorneys in the name of Mortgagor, but at the option of said attorney-in-fact, to do any and all acts and execute any and all agreements that Mortgagee may deem necessary or proper to implement and perform any and all of the foregoing.

(iv)  The Mortgagee may, with or without taking possession of the Mortgaged Property as hereinabove provided, collect and receive all the Rents therefrom, including those past due as well as those accruing thereafter, and shall apply the monies so received first, to the payment of all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Mortgagee and its agents in connection with the collection of same, whether or not in possession of the Mortgaged Property, and second, in such order as Mortgagee may elect, to the payment of the Obligations.

(c)  Proceedings To Recover Sums Due.

(i)  If any installment or part of any Obligation shall fail to be paid when due, Mortgagee shall be entitled to sue for and to recover judgment against the Mortgagor for the amount so due and unpaid together with all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Mortgagee in connection with such proceeding, together with interest thereon at the Default Rate from the date incurred by Mortgagee.  All such costs and expenses shall be secured by this Mortgage and shall be due and payable by Mortgagor immediately.

(ii)  If Mortgagor shall fail to pay upon the Mortgagee’s demand, after acceleration as provided in Subsection 8.1(a), all of the unpaid Obligations, together with all accrued interest thereon, Mortgagee shall be entitled to sue for and to recover judgment against the Mortgagor for the entire amount so due and unpaid together with all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Mortgagee in connection with such proceeding, together with interest thereon at the Default Rate from the date incurred by Mortgagee.  All such costs and expenses shall be secured by this Mortgage and shall be payable by Mortgagor immediately.  Mortgagee’s right under this Subsection may be exercised by Mortgagee either before, after or during the pendency of any proceedings for the enforcement of this Mortgage, including appellate proceedings.

(iii)  No recovery of any judgment as provided in Subsections (i) and (ii) above and no attachment or levy of any execution upon any of the Mortgaged Property or any other property shall in any way affect the lien of this Mortgage upon the Mortgaged Property or any part thereof, or any lien, rights, powers, or remedies of Mortgagee hereunder, but such lien, rights, powers and remedies shall continue unimpaired as before.

(d)  Foreclosure.

(i)  Mortgagee may institute proceedings for the partial or complete foreclosure of this Mortgage and Mortgagee may, pursuant to any final judgment of foreclosure, sell the Mortgaged Property as an entirety or in separate lots, units, or parcels.

(ii)  In case of a foreclosure sale of all or any part of the Mortgaged Property, the proceeds of sale shall be applied in accordance with Section 8.8 below hereof, and the Mortgagee shall be entitled to seek a deficiency judgment against the Mortgagor to enforce payment of any and all Obligations then remaining due and unpaid, together with interest thereon, and to recover a judgment against the Mortgagor therefor.

(iii)  The Mortgagee is authorized to foreclose this Mortgage subject to the rights of any tenants of the Mortgaged Property, or Mortgagee may elect which tenants Mortgagee desires to name as parties defendant in such foreclosure and failure to make any such tenants parties defendant to any such foreclosure proceedings and to foreclose their rights will not be, nor be asserted by the Mortgagor to be, a defense to any proceedings instituted by the Mortgagee to collect the unpaid Obligations or to collect any deficiency remaining unpaid after the foreclosure sale of the Mortgaged Property.

(e)  Receiver.  Mortgagee may apply to any court of competent jurisdiction to have a receiver appointed to enter upon and take possession of the Mortgaged Property, collect the Rents therefrom and apply the same as the court may direct, such receiver to have all of the rights and powers permitted under the laws of the State of Florida.  The right of the appointment of such receiver shall be a matter of strict right without regard to the value or the occupancy of the Mortgaged Property or the solvency or insolvency of Mortgagor.  The expenses, including receiver’s fees, attorneys’ fees, costs and agent’s commission incurred pursuant to the powers herein contained, together with interest thereon at the Default Rate, shall be secured hereby and shall be due and payable by Mortgagor immediately without notice or demand.   Notwithstanding the appointment of any receiver or other custodian, Mortgagee shall be entitled as pledgee to the possession and control of any cash or deposits at the time held by, payable, or deliverable under the terms of this Mortgage to the Mortgagee, and the Mortgagee shall have the right to offset the unpaid Obligations against any such cash or deposits in such order as Mortgagee may elect.

(f)  Remedies as to Personal Property.  Mortgagee may exercise any or all of its rights and remedies under the Uniform Commercial Code-Secured Transactions as adopted by the State of Florida or other applicable law as well as all other rights and remedies possessed by Mortgagee, all of which shall be cumulative.  Mortgagee is hereby authorized and empowered to enter the Mortgaged Property or other place where the Personal Property may be located without legal process, and to take possession of the Personal Property without notice or demand, which hereby are waived to the maximum extent permitted by the laws of the State of Florida.  Upon demand by Mortgagee, Mortgagor shall make the Personal Property available to Mortgagee at a place reasonably convenient to Mortgagee.  Mortgagee may sell at one or more public or private sales and for such price as Mortgagee may deem commercially reasonable, any and all of the Personal Property secured by this Mortgage, and any other security or property held by Mortgagee and Mortgagee may be the purchaser of any or all of the Personal Property.

(g)  Other.  Mortgagee may institute and maintain any suits and proceedings as the Mortgagee may deem advisable (i) to prevent any impairment of the Mortgaged Property by any acts which may be unlawful or in violation of this Mortgage, (ii) to preserve or protect its interest in the Mortgaged Property, and (iii) to restrain the enforcement of or compliance with any Governmental Requirement that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with such Governmental Requirement might impair the security hereunder or be prejudicial to the Mortgagee’s interest.

8.2     Remedies Cumulative and Concurrent.  No right, power or remedy of Mortgagee as provided in the Note, this Mortgage, or the other Loan Documents is intended to be exclusive of any other right, power, or remedy of Mortgagee, but each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power or remedy available to Mortgagee now or hereafter existing at law or in equity and may be pursued separately, successively or together against Mortgagor, or any endorser, co-maker, surety or guarantor of the Obligations, or the Mortgaged Property or any part thereof, or any one or more of them, at the sole discretion of Mortgagee.  The failure of Mortgagee to exercise any such right, power or remedy shall in no event be construed as a waiver or release thereof.

8.3     Waiver, Delay or Omission.  No waiver of any Event of Default hereunder shall extend to or affect any subsequent or any other Event of Default then existing, or impair any rights, powers or remedies consequent thereon, and no delay or omission of Mortgagee to exercise any right, power or remedy shall be construed to waive any such Event of Default or to constitute acquiescence therein.

8.4     Credit of Mortgagee.  To the maximum extent permitted by the laws of the State of Florida, upon any sale made under or by virtue of this Article, Mortgagee may bid for and acquire the Mortgaged Property, or any part thereof, and in lieu of paying cash therefor may apply to the purchase price, any portion of or all of the unpaid Obligations in such order as Mortgagee may elect.

8.5     Sale.  Any sale or sales made under or by virtue of this Article shall operate to divest all the estate, right, title, interest, claim and demand whatsoever at law or in equity, of the Mortgagor and all Persons, except tenants pursuant to Leases approved by Mortgagee, claiming by, through or under Mortgagor in and to the properties and rights so sold, whether sold to Mortgagee or to others.

8.6     Proofs of Claim.  In the case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition, seizure of the Mortgaged Property by any Governmental Authority, or other judicial proceedings affecting Mortgagor, any endorser, co-maker, surety, or guarantor of the Obligations, or any of their respective properties, the Mortgagee, to the extent permitted by law, shall be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have its claim allowed in such proceedings for the entire unpaid Obligations at the date of the institution of such proceedings, and for any additional amounts which may become due and payable after such date.

8.7     Waiver of Redemption, Notice, Marshalling, Etc.  Mortgagor hereby waives and releases, for itself and anyone claiming through, by, or under it, to the maximum extent permitted by the laws of the State of Florida:

(a)  all benefit that might accrue to Mortgagor by virtue of any present or future law exempting the Mortgaged Property, or any part of the proceeds arising from any sale thereof, from attachment, levy or sale on execution, or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment,

(b)  unless specifically required herein, all notices of default, or Mortgagee’s actual exercise of any option or remedy under the Loan Documents, or otherwise, and

(c)  any right to have the Mortgaged Property marshalled.

8.8     Application of Proceeds.  The proceeds of any sale of all or any portion of the Mortgaged Property shall be applied by Mortgagee first, to the payment of receiver’s fees and expenses, if any, and to the payment of all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Mortgagee, together with interest thereon at the Default Rate from the date so incurred, in connection with any entry, action or proceeding under this Article and, second, in such order as Mortgagee may elect, to the payment of the Obligations.  Mortgagor shall be and remain liable to Mortgagee for any difference between the net proceeds of sale and the amount of the Obligations until all of the Obligations have been paid in full.

8.9     Discontinuance of Proceedings.  If Mortgagee shall have proceeded to enforce any right under any Loan Document and such proceedings shall have been discontinued or abandoned for any reason, then except as may be provided in any written agreement between Mortgagor and Mortgagee providing for the discontinuance or abandonment of such proceedings, Mortgagor and Mortgagee shall be restored to their former positions and the rights, remedies and powers of Mortgagee shall continue as if no such proceedings had been instituted.

8.10  Mortgagee’s Actions.  Mortgagee may, at any time, upon written notice to any Person and without consideration, do or refrain from doing any or all of the following actions, and neither the Mortgagor, any endorser, co-maker, surety or guarantor of the Obligations, nor any other Person (hereinafter in this Section collectively referred to as the “Obligor”) now or hereafter liable for the payment and performance of the Obligations shall be relieved from the payment and performance thereof, unless specifically released in writing by Mortgagee:  (a) renew, extend or modify the terms of the Note, this Mortgage, and the other Loan Documents, or any of them; (b) forbear or extend the time for the payment or performance of any or all of the Obligations; (c) apply payments by any Obligor to the reduction of the unpaid Obligations in such manner, in such amounts, and at such times and in such order and priority as Mortgagee may see fit; (d) release any Obligor; (e) substitute or release in whole or in part the Mortgaged Property or any other collateral or any portion thereof now or hereafter held as security for the Obligations without affecting, disturbing or impairing in any manner whatsoever the validity and priority of the lien of this Mortgage upon the Mortgaged Property which is not released or substituted, or the validity and priority of any security interest of the Mortgagee in such other collateral which is not released or substituted; (f) subordinate the lien of this Mortgage or the lien of any other security interest in any other collateral now or hereafter held as security for the Obligations; (g) join in the execution of a plat or replat of the Land; (h) join in and consent to the filing of a declaration of condominium or declaration of restrictive covenants regarding all or any part of the Land; (i) consent to the granting of any easement on the Land; and (j) generally deal with any Obligor or any other party as Mortgagee may see fit.

ARTICLE IX

MISCELLANEOUS

9.1     Maximum Rate of Interest.  Nothing contained herein, in the Note, in the Loan Agreement, or in any other Loan Document or in any instrument or transaction related thereto, shall be construed or so operate as to require the Mortgagor or any person liable for the payment of the Loan made pursuant to the Note, or liable for the payment of any Obligations, to pay interest, or any charge in the nature of interest, in an amount or at a rate which exceeds the maximum rate of interest allowed by applicable law, as amended from time to time.  Should any interest or other charges in the nature of interest received by Mortgagee or paid by the Mortgagor or any parties liable for the payment of the Loan made pursuant to the Note, or liable for the payment of any Obligations, exceed the maximum rate of interest allowed by applicable law, as amended from time to time, then such excess sum shall be credited against the principal balance of the Note or the balance of the other Obligations, as applicable, unless the Mortgagor or such other parties liable for such payments, as applicable, shall notify the Mortgagee, in writing, that the Mortgagor or such other party elects to have such excess sum returned to it forthwith, it being the intent of the parties hereto that under no circumstances shall the Mortgagor or any parties liable for any of the aforesaid payments be required to pay interest in excess of the maximum rate of interest allowed by applicable law, as amended from time to time.  The Mortgagee may, in determining the maximum rate of interest allowed under applicable law, as amended from time to time, take advantage of any state or federal law, rule or regulation in effect from time to time which may govern the maximum rate of interest which may be reserved, charged or taken.

9.2     Continuing Agreement.  This Mortgage and all of the Mortgagor’s representations, warranties and covenants herein, Mortgagee’s security interest in the Mortgaged Property and all of the rights, powers and remedies of Mortgagee hereunder shall continue in full force and effect until all of the Obligations have been paid and performed in full; until Mortgagee has no further obligation to make any advances under the Loan; and until Mortgagee, upon the request of the Mortgagor, has executed a satisfaction of mortgage.  Furthermore, if for any reason no Obligations are owing, notwithstanding such occurrence, this Mortgage shall remain valid and in full force and effect as to subsequent Obligations, so long as Mortgagee has not executed a satisfaction of mortgage; provided, however, that the indemnifications set forth in Article V of this Mortgage shall survive the satisfaction of this Mortgage.

9.3     Survival of Warranties and Covenants.  The warranties, representations, covenants and agreements set forth in this Mortgage shall survive the making of the Loan and the execution and delivery of the Note, and shall continue in full force and effect (as of the date such warranties and representations were made) until all of the Obligations shall have been paid and performed in full.

9.4     No Representation By Mortgagee.  By accepting or approving anything required to be observed, performed or fulfilled, or to be given to Mortgagee, pursuant to this Mortgage, the Loan Agreement, or the other Loan Documents, including, but not limited to, any officer’s certificate, balance sheet, statement, survey or appraisal, Mortgagee shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty or representation with respect thereto by Mortgagee.

9.5     Notice.  All notices, demands, requests and other communications required under this Mortgage may be in writing delivered by hand or registered mail and shall be conclusively deemed to have been received if delivered or attempted to be delivered by United States first class mail, return receipt requested, postage prepaid, addressed to the party for whom it is intended at its address set forth in the introduction to this Mortgage.  Any party may designate a change of address by written notice to the other party, received by such other party at least ten (10) days before such change of address is to become effective.

9.6     Mortgagee’s Right to Pay and Perform.  If Mortgagor shall fail to duly pay or perform any of the Obligations required by this Mortgage, then at any time thereafter, upon written notice to or demand upon Mortgagor, and without waiving or releasing any right, remedy, or power of Mortgagee, and without releasing any of the Obligations or any Event of Default, Mortgagee may pay or perform such Obligation for the account of and at the expense of Mortgagor, and shall have the right to enter and to authorize others to enter upon the Mortgaged Property for such purpose and to take all such action thereon and with respect to the Mortgaged Property as may be necessary or appropriate for such purpose.  All payments made and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Mortgagee, together with interest thereon at the Default Rate from the date incurred by Mortgagee shall be secured by this Mortgage and shall be due and payable by Mortgagor immediately, whether or not there be notice, demand, an attempt to collect same, or suit pending.

9.7     Covenants Running With the Land.  All covenants contained in this Mortgage shall be binding on the Mortgagor and shall run with the Land.

9.8     Successors and Assigns.  All of the terms of this Mortgage shall apply to and be binding upon, and inure to the benefit of, the heirs, devisees, personal representatives, successors and assigns of Mortgagor and Mortgagee, respectively, and all persons claiming under or through them.

9.9     Invalidity.

(a)  If any one or more of the provisions contained in this Mortgage is declared or found by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such provision or portion thereof shall be deemed stricken and severed and the remaining provisions hereof shall continue in full force and effect.

(b)  If any one or more of the Obligations is declared or found by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining Obligations shall continue in full force and effect.

9.10     Modification.  No agreement unless in writing and signed by an authorized officer of Mortgagee and no course of dealing between the parties hereto shall be effective to change, waive, terminate, modify, discharge, or release in whole or in part any provision of this Mortgage.  No waiver of any rights or powers of Mortgagee or consent by it shall be valid unless in writing signed by an authorized officer of Mortgagee and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

9.11     Applicable Law.  This Mortgage shall be construed, interpreted, enforced and governed by and in accordance with the laws of the State of Florida (excluding the principles thereof governing conflicts of law), and federal law, in the event federal law permits a higher rate of interest than Florida law.

9.12     Strict Performance.  It is specifically agreed that time is of the essence as to all matters provided for in this Mortgage and that no waiver of any Obligation hereunder or secured hereby shall at any time thereafter be held to be a waiver of the Obligations.

9.13     Counterparts.  Mortgagor may execute this Mortgage in several counterparts, and all counterparts so executed shall constitute one Mortgage, binding on Mortgagor.

9.14     USA Patriot Act Notice.  Mortgagee hereby notifies Mortgagor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), Mortgagee is required to obtain, verify and record information that identifies Mortgagor, which information includes the name and address of Mortgagor and other information that will allow Mortgagee to identify Mortgagor in accordance with the Act.

9.15     WAIVER OF JURY TRIAL.  MORTGAGOR AND MORTGAGEE HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING, DEFENSE OR COUNTERCLAIM BASED ON THIS MORTGAGE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS MORTGAGE, THE NOTE, OR ANY OTHER SECURITY DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR TO ANY SECURITY DOCUMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR MORTGAGOR AND MORTGAGEE ENTERING INTO THE SUBJECT TRANSACTION.

[EXECUTION APPEARS ON FOLLOWING PAGE]

           IN WITNESS WHEREOF, Mortgagor has executed this instrument as of the day and year first above written.

Signed, sealed and delivered in the	MORTGAGOR:
presence of:
DIAMEDIX CORPORATION, a Florida corporation

	By:	/s/ Arthur R. Levine
Name:		Arthur R. Levine,
Chief Financial Officer and Secretary

Name:

STATE OF FLORIDA	)
)SS:
COUNTY OF MIAMI-DADE	)

The foregoing instrument was sworn to and subscribed before me this _____ day of June, 2011, by Arthur R. Levine, as Chief Financial Officer and Secretary of DIAMEDIX CORPORATION, a Florida corporation, on behalf of the corporation. He is personally known to me or has produced a ______________________ as identification, and took an oath.

Print or Stamp Name:
Notary Public, State of Florida
Commission No.
My Commission Expires: